LONGWOOD INVESTMENT ADVISORS, INC.


                       COMPLIANCE POLICIES AND PROCEDURES



I.        COMPLIANCE POLICIES AND PROCEDURES

         The policies and procedures contained in this Compliance Manual, other than those relating to personal securities transaction reporting, apply to all officers, directors and employees (collectively, "employees" or "personnel") of Longwood Investment Advisors, Inc. ("Longwood" or the "Firm"). They are intended to assist the Firm and its employees comply with the Firm's Statement of Business Ethics and the law.

         Longwood is registered as an investment adviser with the U.S. Securities and Exchange Commission (the "SEC"). In conducting Longwood's investment advisory business, the Firm and its personnel must comply at all times with the provisions of the Investment Advisers Act of 1940 (the "Advisers Act"), the rules under the Advisers Act and comparable provisions and rules under the laws of the various states where the Firm does business or has clients. In addition, when managing accounts of employee benefit plans subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and Individual Retirement Accounts, the Firm must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986 and the rules under those laws.

         Longwood Investment Advisors, Inc. ("Longwood") has adopted a Code of Ethics, in accordance with the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). Rule 17j-1 under the 1940 Act generally prohibits deceitful, fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies. While this Code is designed to prevent violations of Rule 17j-1, it is possible to comply with the terms of this Code and nevertheless violate the general prohibitions set forth in Rule 17j-1. Those persons subject to this Code should, therefore, bear these general prohibitions in mind at all times.

         In addition to the specific regulatory requirements that apply to Longwood's business as an investment adviser, the Firm and its personnel are subject to the broad anti-fraud provisions of the federal securities laws. Under these provisions, the Firm and its employees are prohibited from: (i) employing any device, scheme, or artifice to defraud a client; (ii) making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make the statement made, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or
(iv) engaging in any manipulative act or practice with respect to a client.

         As a registered investment adviser, Longwood and its employees also have fiduciary and other obligations to clients. The Firm's fiduciary duties to its clients require, among other things, that the Firm (i) render disinterested and impartial advice; (ii) make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives; (iii) exercise a high degree of care to ensure that adequate and accurate representations and other information about investments are presented to clients; (iv) have an adequate basis in fact for any and all recommendations, representations, and forecasts; (v) refrain from actions or transactions that conflict with interests of any client, unless the conflict has first been disclosed to the client and the client has (or may be considered to have) waived the conflict; and (vi) treat all clients fairly and equitably.



Amended August 13, 2002

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         A breach of any of these duties or obligations may, depending on the circumstances, expose the Firm, its supervisory personnel and any employee involved to SEC and state disciplinary actions and to potential criminal and civil liability, as well as subject the employee to Firm sanctions up to and including termination of employment.

II.     GENERAL STANDARDS OF CONDUCT AND FIRM PROCEDURES.


                  1. PERSONAL USE OF FIRM FUNDS OR PROPERTY. No employee may take or permit any other employee to take for his personal use any funds or property belonging to the Firm. Misappropriation of funds or property is theft and, in addition to subjecting an employee to possible criminal and civil penalties, will result in Firm disciplinary action up to and including dismissal.

                  2. PAYMENTS TO OTHERS. No Firm funds or property may be used for any unlawful or unethical purpose, nor may any employee attempt to purchase privileges or special benefits through payment of bribes, kickbacks, or any other form of "payoff." Gifts of substantial value (anything over $100 per year) to, or inappropriate entertainment of, any person who does business with the Firm are prohibited. Customary and normal courtesies in conformance with the standards of the industry are allowable except where prohibited by applicable laws or rules. Particular care and good judgment is required when dealing with federal, state or local government officials to avoid inadvertent violations of government ethics rules. Accordingly, no entertainment, gifts or any other items of value should be provided to any official of a governmental body with which the Firm does or is seeking to do business or which has jurisdiction over the activities of the Firm, without the prior approval of the Compliance Officer

                  3. CONFLICTS OF INTEREST AND FIRM OPPORTUNITIES. It is not possible to provide a precise or or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that an employee's actions or decisions will be affected because of actual or potential differences between or among the interests of the Firm, its affiliates or clients, and/or the employee's own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm, its affiliates or its clients or any gain to the Firm or the employee and irrespective of the motivations of the employee involved. Employees should avoid other employment or business activities, including personal investments, that interfere with their duties to the Firm, divide their loyalty, or create or appear to create a conflict of interest. Each employee should promptly report any situation or transaction involving an actual or potential conflict of interest to the Compliance Officer. The Compliance Officer's determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Compliance Officer determines is harmful to the interests of clients or the interests or reputation of the Firm must be terminated.

                  4. INTEREST IN COMPETITORS, CLIENTS OR SUPPLIERS. Except with the approval of the President or the Compliance Officer, no employee or member of his or her Immediate Family (including spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom an employee has an adoptive or "in-law" relationship, or any relatives to whose support the employee materially contributes, either directly or indirectly) and who shares the employee's household ("Immediate Family"), shall serve as an employee, officer, director, or trustee of, or have a substantial interest in or business relationship with, a competitor, client, or supplier of the Firm (other than any Affiliate) that could create a divided loyalty or the appearance of one.
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                  5. GIFTS, LOANS, FAVORS, ETC. No employee or member of his or her Immediate Family shall solicit or accept from any outside concern that does business or competes with the Firm any compensation (including reimbursement of transportation, meal or hotel expenses for personal trips or business trips made on behalf of the Firm), gift, loan or entertainment having more than nominal value, or other substantial favor for his or her personal benefit. For purposes of this restriction, nominal value shall mean $100 or less. However, employees or members of their Immediate Families are not prohibited from obtaining loans made or provided in the ordinary course of business or other goods or services (on the same terms as are available generally to public customers) from banks, broker-dealers, insurance companies or other financial institutions that may have relationships with the Firm.

                  6. INTEREST IN TRANSACTIONS. No employee or a member of his or her Immediate Family shall engage in any transaction involving the Firm if the employee or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee's normal compensation), except as specifically authorized in writing by the Compliance Officer.

                  7. OUTSIDE EMPLOYMENT, SERVICE AS A CORPORATE DIRECTOR. No employee shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a director of a company, trustee or general partner of a partnership, other than the Firm or any Affiliate, except as specifically authorized in writing by the Compliance Officer. In no event should any employee have any outside employment that might cause embarrassment to or jeopardize the interests of the Firm, interfere with its operations, or adversely affect his or her productivity or that of other employees. As a general matter, the Compliance Officer will not approve outside employment with any investment adviser, broker-dealer, bank, insurance or reinsurance company or other financial institution with which the Firm or its affiliates may compete or have or seek a business relationship.

                  8. DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY. No employee shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which he or she knows the Firm or its clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm or its clients, and receiving specific written authorization from the Compliance Officer.


 III. PROTECTION OF MATERIAL, NONPUBLIC AND OTHER CONFIDENTIAL INFORMATION AND PREVENTION OF INSIDER TRADING AND TIPPING.


         A.       NEED FOR POLICY.

         Longwood and its personnel may have access to confidential information about clients of the Firm, investment advice provided to clients, securities transactions being effected for clients' accounts, and other sensitive information. In addition, from time to time, the Firm or its personnel may come into possession of information that is "material" and "nonpublic" (each as defined below) concerning a company or the trading market for its securities.

         It is unlawful for the Firm or any of its employees to use such information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include "front-running," "scalping," and trading on inside information. "Front-Running" refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. "Scalping' refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the employee's personal position after the price of the security has risen on the basis of the recommendation or client transactions.
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         Depending upon the circumstances, the Firm and any employee involved may be exposed to potential insider trading or tipping liability under the federal securities laws if the Firm or any employee advises clients concerning, or executes transactions in, securities with respect to which the Firm possesses material, nonpublic information. In addition, the Firm as a whole may be deemed to possess material, nonpublic information known by any of its employees, unless the Firm has implemented procedures to prevent the flow of that information to others within the Firm.

         Section 204A of the Advisers Act requires that the Firm establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the Firm and its employees. Violations of the laws against insider trading and tipping by Firm employees can expose the Firm and any employee involved to severe criminal and civil liability. In addition, the Firm and its personnel have ethical and legal responsibilities to maintain the confidences of the Firm's clients and to protect as valuable assets confidential and proprietary information developed by or entrusted to the Firm.

         Although the Firm respects the right of its employees to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, employees must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with the Firm. If an employee has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.


IV.     RULES GOVERNING PERSONAL SECURITIES TRANSACTIONS BY LONGWOOD EMPLOYEES.

         The personal investing activities of all Longwood personnel must be conducted in a manner to avoid actual or potential conflicts of interest with the Firm's clients and the Firm itself. No employee of Longwood may use his or her position with the Firm or any investment opportunities they learn of because of his or her position with the Firm to the detriment of the Firm's clients or the Firm.

         The following policies and procedures were adopted to meet Longwood's responsibilities to clients and to comply with SEC rules. Violations may result in law enforcement action against the Firm and its employees by the SEC or state regulators and/or disciplinary action by the Firm against any employee involved in the violation, including termination of employment. All employees should read these requirements carefully and be sure that they are understood.

         A.       WHO IS COVERED BY THESE REQUIREMENTS?

         All officers, directors and employees of Longwood and members of their Immediate Family who reside in their household are subject to the Firm's policies and procedures governing personal securities transactions, with the limited exceptions noted below.
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         B.       WHAT ACCOUNTS AND TRANSACTIONS ARE COVERED?

         These policies and procedures cover all personal securities accounts and transactions of each Longwood officer, director or employee. Also covered are all securities and accounts in which a Longwood officer, director or employee has "beneficial ownership." For purposes of these requirements, "beneficial ownership" has the same meaning as in Securities Exchange Act Rule 16a-l(a)(2). Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. A transaction by or for the account of a spouse or other Immediate Family member living in the same home with an employee of the Firm is considered the same as a transaction by the employee.

          C.      WHAT SECURITIES ARE COVERED BY THESE REQUIREMENTS?

         All securities (and derivative forms thereof including options and futures contracts) are covered by these requirements except (1) securities which are direct obligations of the United States, such as Treasury bills, notes and bonds and U.S. savings bonds and derivatives thereof and (2) shares of open-end mutual funds that are not affiliated with Longwood. Please note that shares of closed end funds and unit investment trusts are covered.

         D.       WHAT TRANSACTIONS ARE PROHIBITED BY THESE REQUIREMENTS?

         The following prohibitions apply to Longwood employees.

                  1. FRONT-RUNNING OR SCALPING. Longwood employees are not permitted to "front-run" any securities transaction of a client or the Firm, or to "scalp" by making securities recommendations for clients with the intent of personally profiting from personal holdings of or transactions in the same or related securities.

                  2. TRADING PARALLEL TO OR AGAINST A CLIENT. Longwood employees are prohibited from trading contemporaneously in the same or related securities, including options and futures contracts, as any client of the Firm, either parallel to the transaction being effected for the client or against the trade being made or recommended for the client. Trading "parallel" to a client means trading securities at the same time as the Firm is executing or recommending a trade for the client. Firm employees are not prohibited from holding a security at such the same time that the Firm is executing or recommending a trade for the client so long as all procedures discussed herein are followed.

                  3. SHORT SALES OF A SECURITY HELD BY A CLIENT. No Longwood employee may sell short any security held in a client's account managed by Longwood.

                  4. IPOS AND LIMITED OFFERINGS. No Longwood employee may buy or sell any security in an Initial Public Offering (IPO). A Longwood employee may not buy or sell any security in a Limited Offering without prior approval from the Compliance Officer.

                  5. USE OF CONFIDENTIAL OR MATERIAL, NON-PUBLIC INFORMATION. A Longwood employee may not buy or sell any security if he or she has material, non-public information about the security or the market for the security obtained in the course of his or her employment with Longwood or otherwise, without first reporting the information to the Compliance Officer and obtaining the Compliance Officer's prior approval for the trade.
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V.     REPORTS OF SECURITIES HOLDINGS AND IDENTIFICATION OF SECURITIES ACCOUNTS.

       SEC rules impose strict requirements on Longwood concerning the reporting of personal securities transactions. Except for U.S. government securities and shares of unaffiliated open-end funds, SEC rules currently require all securities transactions to be reported to the Firm on a quarterly basis.

         As required by SEC rules, all Longwood officers and directors are required to file reports at the end of each calendar month describing each personal securities transaction effected during the month. The report must be signed and dated by the reporting person and include a complete response to each item of information sought on the Personal Securities Transactions Report.

         If an officer or director has no transactions to report in a month, he or she must check the "no transactions to report" box on the Report Form, sign and date the Report and return it to the Compliance Officer by the reporting deadline.

         The Compliance Officer shall be responsible for distributing Personal Securities Transaction Report forms to each Longwood officer and director at the end of each month and for ensuring that all officers and directors have filed the required reports on a timely basis. Late filings are not acceptable and can lead to disciplinary action against an officer or director, including possible termination. REPORTING OF ALL PERSONAL SECURITIES TRANSACTIONS IS REQUIRED BY SEC RULE, AND VIOLATIONS OF THIS RULE CANNOT AND WILL NOT BE TOLERATED BY LONGWOOD.

         A.     HOLDINGS REPORTS.

          Every Longwood employee must submit an initial holdings report no later than 10 days from his or her commencement date. The information included in the holdings report must reflect the employee's holdings as of the date of his or her commencement date.

          In addition, each employee must submit to the Compliance Officer an Annual Holdings Report no later than January 31 of each year. The information included in the Annual Holdings Report must reflect the employee's holdings as of the immediately preceding December 31.

         B.     DUPLICATE CONFIRMATIONS AND ACCOUNT STATEMENTS.

         As an alternative to filing monthly reports of personal securities transactions, Longwood employees may arrange to have the broker-dealers or other financial institutions which maintain their personal securities accounts provide the firm with duplicate confirmations and periodic account statements. If a Longwood employee chooses to file monthly reports of personal securities transactions, an annual holdings report must be provided to the Compliance Officer. If you wish to use this alternative method of meeting your reporting obligations, please let the Compliance Officer know. The Compliance Officer will help you make appropriate arrangements to do so.

         C.     CONFIDENTIALITY OF PERSONAL SECURITIES INFORMATION.

         Access to reports of personal securities transactions, securities holdings and accounts and duplicate confirmations and account statements will be restricted to the Compliance Officer and such other persons as the Firm may designate to assist the Compliance Officer with review of the reports. All such materials will be kept confidential, subject to the right of inspection by the SEC or other government agencies, and Longwood's senior management and Board of Directors.

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 VI.      PROTECTION OF CONFIDENTIAL INFORMATION CONCERNING CLIENT
          RECOMMENDATIONS OR ADVICE.

         The Firm has adopted the following policies and procedures to limit access to information relating to decisions as to what advice or recommendations should be given to clients ("Advisory Information") to those of the Firm's officers, directors and employees who have a legitimate need to know that information:

         A. DESIGNATION OF ADVISORY PERSONS. The President shall designate as "Advisory Persons" those of the Firm's employees who make or participate in decisions as to what advice or recommendations should be given to clients whose duties or functions relate to the making of such recommendations or who otherwise have a legitimate need to know information concerning such matters. Currently, all Longwood employees are "Advisory Persons."

         B. OBLIGATIONS OF ADVISORY PERSONS. In the handling of Advisory Information, Advisory Persons shall take appropriate measures to protect the confidentiality of such information. Specifically, Advisory Persons shall refrain from:

            o Disclosing Advisory Information to anyone other than another
              Advisory Person, inside or outside of the Firm (including any employee of an affiliate), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient; and

           o Engaging in transactions - or recommending or suggesting that any person (other than a Firm client) engage in transactions - in any security to which the Advisory Information relates.

        C. GENERAL POLICY CONCERNING NON-ADVISORY PERSONS. As a general matter, no employee of the Firm (other than those employees who are designated as Advisory Persons) or any employee of an affiliate of the Firm should seek or obtain access to Advisory Information. In the event that an employee of the Firm (other than an employee who is designated as an Advisory Person) should come into possession of Advisory Information, he or she should refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates.


VII. MONITORING COMPLIANCE WITH INSIDER TRADING AND TIPPING POLICIES AND PROCEDURES.


         The Compliance Officer or employee designated by the President of the Firm to assist the Compliance Officer shall review duplicate confirmations and periodic account statements for officer and director accounts. This review is designed to (i) ensure the propriety of the officer or director's trading activity; (ii) avoid possible conflict situations; and (iii) identify transactions that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and SEC rules.

         The Compliance Officer shall report immediately to the President any findings of possible irregularity or impropriety.

         A.       PROHIBITED TRANSACTIONS.

         Longwood must avoid any self-dealing transactions with the plan and be sure not to cause or permit the plan to engage in conflict-of-interest transactions with other plan fiduciaries or parties having certain other types of relationships to the plan, such as the employer or union that sponsors the plan or their employees, plan trustees and certain providers of services to the plan, including broker-dealers, lawyers, administrators, custodians, etc., unless the transaction has been exempted by a DOL rule or order.